UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 1, 2009

ELIXIR GAMING TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	001-32161	91-1696010
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6650 Via Austi Parkway, Suite 170

Las Vegas, Nevada 89119

(Address of principal executive offices)

(702) 733-7195

 (Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01	Entry Into a Material Definitive Agreement.

On March 31, 2009, Elixir Gaming Technologies, Inc. (the “Company) entered into a Separation Agreement with Joseph Pisano, our executive vice president and a member of our board of directors.  Pursuant to the Separation Agreement, Mr. Pisano has agreed that all rights and compensation under his employment agreement with the Company, other than obligations of confidentiality and the like, will expire. According to the terms of Mr. Pisano’s employment agreement, the Company is contractually obliged to pay Mr. Pisano a payment in lieu of notice of $300,000. Also, the Company agreed to waive the vesting requirements and an extension of the termination date to January 1, 2011 with respect to 100,000 options granted to Mr. Pisano on December 12, 2008 and 50,000 options granted to Mr. Pisano on February 12, 2009 (with all other options previously granted to Mr. Pisano to expire on June 1, 2009).

Item 5.02	Departure of Directors or Certain Officer; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On March 31, 2009, the employment of Joseph Pisano as our executive vice president and member of our board of directors was terminated pursuant to a Separation Agreement entered into between us and Mr. Pisano on that date.  A summary of the material terms of Separation Agreement are set forth in Item 1.01 above.

On April 1, 2009, Andy (Kin Ming) Tsui has been promoted as the Chief Accounting Officer of the Company. Mr. Tsui has served as the Company’s vice president of finance since July 2008.  Prior to joining the Company, Mr. Tsui had been the regional finance controller-Asia for Minteq International Inc., a wholly owned subsidiary of Minerals Technologies Inc. (NYSE: MTX) based in Shanghai since June 2005. From March 2003 to May 2005, Mr. Tsui served as manager of financial analysis at the corporate office of Minteq International Inc. in New York. Mr. Tsui holds a Master of Business Administration degree from Baruch College, City University of New York and is a certified public accountant in the United States.

Item 9.01	Financial Statements and Exhibits

(d)	The following exhibits are filed as exhibits to this Current Report on Form 8-K:

99.1	Separation Agreement dated March 31, 2009 between Registrant and Joseph Pisano.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELIXIR GAMING TECHNOLOGIES, INC.

Dated: April 1, 2009	/s/ Clarence Chung
Clarence Chung
Chief Executive Officer